EXHIBIT 16.1

July 22, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE:	Integrated Environmental Technologies, LTD
File No. 000-26309
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for Integrated Environmental Technologies, Ltd. (the “Company”) and reported on the financial statements of the Company for the years ended December 31, 2012 and 2011.  We have read Item 4.01 of Form 8-K of the Company and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver Martin & Samyn, LLC

411 Valentine Road, Suite 300
Kansas City, Missouri 64111